FOR IMMEDIATE RELEASE

WESTWATER RESOURCES ANNOUNCES THIRD QUARTER 2020 RESULTS

AND BUSINESS UPDATE

Company Will Update Investors on Its Coosa Graphite Project

and Ongoing Construction of Pilot Plant in Germany

CENTENNIAL, CO – November 12, 2020: Westwater Resources (NASDAQ: WWR), an energy materials development company, today announced its results for the third quarter ended September 30, 2020 and provided an update on its materials development business.

Founded four decades ago and originally incorporated to mine uranium, Westwater Resources has been reinvented as a 21st century energy materials development company focused on the production of battery-grade graphite. The Company’s Coosa Graphite Project is the most advanced graphite project in the United States and, when developed, will produce high purity battery-grade graphite, a material that is essential for the components of high-technology energy applications such as electric automobiles.

Westwater recently announced delivery of 30 metric tonnes of natural flake graphite concentrate at pilot plant contractor Dorfner Anzaplan’s facility in Hirschau, Germany. This material is being utilized in the Company’s pilot plant facilities presently under construction in Germany, upstate New York and Illinois. Operation of the pilot plants is expected to commence this month and continue through March 2021.

Westwater continues to develop a proprietary process for the production of non-Chinese battery-grade graphite. The Company has filed a provisional patent application with the U.S. Patent and Trademark Office for its proprietary graphite purification technology, which produces battery-grade graphite with a more sustainable environmental footprint than that produced in China. Independent performance testing of Westwater’s ULTRA-CSPG™ (Coated Spherical Purified Graphite or "CSPG”) material produced in a laboratory setting shows that it performs as well or better than benchmark commercially available natural flake and synthetic materials. Independent performance testing of Westwater’s ULTRA-PMG™ (Purified Micronized Graphite or “PMG”) material has also shown outstanding resistivity values as a conductivity enhancer.

During the third quarter, Westwater added to its management team by appointing Jay Wago as Vice President of Sales and Marketing. Mr. Wago has years of solid experience in the battery materials business, and he has been tasked with bolstering the Company’s marketing strategy to create greater awareness of Westwater’s American-made graphite battery material to end-users worldwide. The Westwater marketing team, under Mr. Wago’s direction, is working to place battery-grade graphite products produced during the pilot plant program in the hands of potential customers.

On September 8, 2020, Westwater entered into a Letter of Intent to sell its U.S. uranium business to enCore Energy Corp. of Vancouver, BC, a Toronto Venture Exchange-listed company (TSX.V:EU). Westwater will receive approximately $2 million in shares of enCore stock and will retain royalty interests on its former New Mexico properties.  This sale is expected to eliminate approximately $4 million in annual expenditures by the Company and nearly $7.8 million in liabilities based on September 30, 2020 book values. The transaction is expected to close on or before December 31, 2020. Westwater will retain its interests in its uranium business that is the subject of an international arbitration with the Republic of Turkey.

On September 30, 2020, the U.S. President issued an executive order addressing the threat to the United States domestic supply chain of reliance on critical minerals from foreign adversaries and declaring such reliance a national emergency. The critical minerals referred to in the executive order were previously identified by the Department of Interior in May 2018, and include both natural graphite and vanadium. The executive order highlights the importance of Westwater’s plans to develop the Coosa Graphite Deposit in east-central Alabama, where the Company has also discovered widespread and significant levels of vanadium mineralization. In 2021, Westwater expects to commence further exploration for vanadium at the Coosa Graphite Project.

“Our management team possesses a unique combination of battery materials knowledge and extensive project-execution experience alongside manufacturing and processing expertise. This expertise spans everything from graphite to precious metals to energy materials,” said Chris Jones, CEO of Westwater Resources. “Coupled with decades of capital markets experience, we have what we need to build a powerful presence in the new energy marketplace. In the third quarter of 2020 we reached a number of significant milestones, and I believe these milestones position our Company for growth throughout 2021. We continue to execute our business plan without pause.”

FINANCIAL SUMMARY

Table 1: Financial Summary

(000's, Except Per Share)	3Q 2020	3Q 2019	3Q Variance	9-Mos 2020	9-Mos 2019	9-Mos Variance
Net Cash Used in Consolidated Operations	$ (4,069)	$ (2,868)	42%	$ (10,134)	$ (7,192)	41%
Product Development Expenses	$ (1,641)	$ (19)	n/m	$ (1,942)	$ (51)	n/m
General and Administrative	$ (1,536)	$ (1,003)	53%	$ (4,106)	$ (3,583)	15%
Net Loss from Continuing Operations	$ (3,362)	$ (1,170)	187%	$ (6,932)	$ (4,731)	47%
Net Loss from Discontinued Operations	$ (6,389)	$ (664)	862%	$ (8,573)	$ (3,052)	181%
Net Loss	$ (9,751)	$ (1,834)	432%	$ (15,505)	$ (7,783)	99%
Net Loss Per Share	$ (1.23)	$ (0.95)	29%	$ (2.63)	$ (4.66)	-43%
Weighted Avg. Shares Outstanding	7,905	1,931	309%	5,906	1,649	258%

•Net Cash Used in Consolidated Operations.  Net cash used in all operating activities was $10.1 million for the nine months ended September 30, 2020, as compared with $7.2 million for the same period in 2019. The $2.9 million increase in cash used in operating activities was primarily due to increased graphite product development expenses, general and administrative expenses and arbitration costs in 2020 compared to 2019.  The increase of $1.2 million in cash used during the three-months ended September 30, 2020 compared to the prior year three-month period was primarily due to expenditures for graphite product development activities.

•Product Development Expenses.  For the three and nine months ended September 30, 2020, product development expenses from continuing operations increased by $1.6 million and $1.9 million, respectively, from the corresponding periods in 2019. Management’s decision to discontinue uranium and lithium operations in the third quarter of 2020 in favor of expanding the Company’s graphite business has allowed for the investment of an additional $1.6 million during the quarter for product development costs, including pilot plant planning and graphite product testing as part of its Coosa Graphite Project.

•General and Administrative Expenses.  General and administrative expenses from continuing operations for the three-and-nine-months ended September 30, 2020 increased by $0.5 million from their respective periods in 2019. The increase was due primarily to a reversal of executive bonuses of approximately $0.4 million which lowered costs in 2019.

•Net Loss from Continuing Operations.  Represents operating activities related primarily to the Company’s graphite business, corporate general and administrative costs and arbitration costs related to the Company’s damages claim against the Republic of Turkey.  The increase in net loss of $2.2 million for both the three-and-nine-month periods ended September 30, 2020 compared to the respective prior year periods in 2019 was primarily due to increased graphite product development costs for product testing and pilot plant planning, and increased arbitration costs.

•Net Loss from Discontinued Operations.  The uranium and lithium businesses have been combined and reported as discontinued operations due to the decision to sell the uranium business and discontinue investment in the lithium business, both actions undertaken in the third quarter of 2020 to orient additional resources to the graphite business.  Net loss from discontinued operations was $6.4 million and $8.6 million for the three-and-nine-month periods ended September 30, 2020, respectively.  The $5.7 million and $5.5 million increases from the respective prior periods in 2019 were largely due to a $5.2 million impairment charge recorded against uranium property, plant and equipment in the third quarter of 2020 as a result of the terms of sale of the uranium assets and liabilities to enCore Energy Corp.

•Cash and Working Capital from Continuing Operations.  At September 30, 2020 the Company’s cash balances were $5.5 million and working capital from continuing operations was $2.9 million. The Company’s cash balance at October 31, 2020 was $53.3 million. Management believes the significant treasury balance has mitigated the Company’s capital risk through 2021 as the Company’s 2021 non-discretionary budget, budgeted graphite pilot plant program and the remaining budgeted product development initiatives are now fully funded. The Company is pursuing project financing to support primary funding of the capital expenditures for construction of the commercial plant set to occur in the second half of 2021.

•Shares Outstanding.  Total shares outstanding are 19,021,859 at November 12, 2020.

Conference Call & Webcast Information

The conference call will be held on Thursday, November 12, 2020 at 11:00 am Eastern time (9:00 am Mountain Time).

DIAL-IN NUMBERS

1-800-319-4610 (US and Canada)

1-604-638-5340 (International)

Conference ID: Westwater Resources Conference Call

Hosting the call will be Christopher M. Jones, President and Chief Executive Officer of Westwater Resources, who will be joined by Jeffrey L. Vigil, Vice President-Finance and Chief Financial Officer, and Dain McCoig, Vice President of Operations. Mr. Jones will present an overview of the Company’s business, including progress on the sale of its uranium business, and an update on the Coosa Graphite Project, including the status of the construction of the pilot plant and the federal government’s recent ruling on graphite. Mr. Vigil will review the financial results and the financial condition of the Company and Mr. McCoig will be available for questions as part of the call.

The conference call and presentation will also be available via a live webcast through the Company’s website, www.WestwaterResources.net. A replay of the call will be available on the Company’s website for a limited time and by phone using the details below:

REPLAY NUMBERS

1-855-669-9658 (U.S. and Canada)

1-412-317-0088 (International)

Replay Access Code 5521

About Westwater Resources

Westwater Resources (NASDAQ: WWR) is focused on developing energy-related materials. The Company’s battery-materials projects include the Coosa Graphite Project — the most advanced natural flake graphite project in the contiguous United States — and the associated Coosa Graphite Deposit located across 41,900 acres (~17,000 hectares) in east-central Alabama. Commencement of pilot plant operations is scheduled for the fourth quarter of 2020, producing ULTRA-PMGTM, ULTRA-DEXDGTM and ULTRA-CSPGTM in quantities that facilitate qualification testing by potential customers. For more information, please visit www.westwaterresources.net.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "anticipates," "believes," "could," “scheduled,” and other similar words. All statements addressing events or developments that WWR expects or anticipates will occur in the future, including but not limited to the closing of the transaction with enCore Energy Corp., the commencement of operations at the Company’s proposed pilot plant facilities, future production of battery graphite products, and activities involving the Coosa Graphite Project and the Coosa Graphite Deposit. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, (a) the Company’s ability to successfully construct and operate a pilot plant capable of producing battery grade materials in quantities and on schedules consistent with the Coosa Graphite Project business plan; (b) the Company’s ability to raise additional capital in the future including the ability to utilize existing financing facilities; (c) spot price and long-term contract price of graphite and vanadium; (d) risks associated with our operations and the operations of our partners such as Dorfner Anzaplan, including the impact of COVID-19 and its potential impacts to the capital markets; (e) operating conditions at the Company’s projects; (f) government and tribal regulation of the graphite industry and the vanadium industry; (g) world-wide graphite and vanadium supply and demand, including the supply and demand for energy storage batteries; (h) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates or intends to operate, including but not limited to Alabama; (i) the ability of the Company to enter into and successfully close acquisitions or other material transactions, including the proposed transaction to sell uranium assets in Texas and New Mexico to enCore Energy; (j) any graphite or vanadium discoveries not being in high-enough concentration to make it economic to extract the minerals; (k) currently pending or new litigation or arbitration; and (l) other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Contacts
Westwater Resources

Christopher M. Jones, President & CEO
Phone: 303.531.0480
Jeffrey L. Vigil, Vice President Finance & CFO
Phone: 303.531.0481
Email: Info@WestwaterResources.net

Product Sales Contact:
Jay Wago, Vice President – Sales and Marketing
Phone: 303.531.0472
Email: Sales@westwaterresources.net

Investor Relations
Porter, LeVay & Rose
Michael Porter
Phone: 212.564.4700
Email: Westwater@plrinvest.com